SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                     ----------------------------------
                               SCHEDULE 13G
                             (Rule 13d - 102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO 13d-2(b)

                             (Amendment No. __)*

                              Islands Bancorp
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                464583 10 3
                     ----------------------------------
                               (CUSIP Number)

                                May 7, 2002
                     ----------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       ___ Rule 13d-1(b)

        X  Rule 13d-1(c)
       ---

       ___ Rule 13d-1(d)

1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     William B. Gossett
     Social Security Number:

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) ___
     N/A                                                    (b) ___

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America


    NUMBER OF          5     SOLE VOTING POWER
     SHARES                  46,819
  BENEFICIALLY
    OWNED BY           6     SHARED VOTING POWER
      EACH                   0
    REPORTING
     PERSON            7     SOLE DISPOSITIVE POWER
      WITH                   46,819

                       8     SHARED DISPOSITIVE POWER
                             0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     46,819

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  ___
     N/A

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7.0%

12   TYPE OF REPORTING PERSON
     IN



ITEM 1(A). NAME OF ISSUER:

           Islands Bancorp

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2348 Boundary Street
           Beaufort, SC  29902


ITEM 2(A). NAME OF PERSON FILING:

           William B. Gossett

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           2348 Boundary Street
           Beaufort, SC  29902

ITEM 2(C). CITIZENSHIP:

           United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(E). CUSIP NUMBER:

           464583 10 3


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable


ITEM 4.    OWNERSHIP AS OF FEBRUARY 11,  2003:

           (a)  Amount beneficially owned: 46,819

           (b)  Percent of class:  7.0%

           (c)  Number of shares as to which such person has

                (i)   sole power to vote or direct the vote:  46,819

                (ii)  shared power to vote or direct the vote:     0

                (iii) sole power to dispose or to direct the disposition of:
                      46,819

                (iv)  shared power to dispose or direct the disposition of:
                      0


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not Applicable


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

           Not applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable


ITEM 10.   CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date:       February 12, 2003

                                      Signature:  /s/  William B. Gossett

                                      Name:       William B. Gossett
                                                  -------------------------